  Exhibit 99.1

Investor Update - March 13, 2018

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics

	February 2018	February 2017	% Change
Revenue passengers (in thousands)	3,229	3,029	6.6%
Traffic (RPMs in millions)	3,778	3,503	7.9%
Capacity (ASMs in millions)	4,758	4,366	9.0%
Load factor	79.4%	80.2%	(0.8) pts
Economic fuel cost per gallon	$2.15	$1.80	19.4%

Forecast Information
The cost guidance below excludes a $25 million special charge in January 2018 for the $1,000 bonus awarded to employees in connection with the passing of the Tax Cuts and Jobs Act.

	Forecast Full Year 2018	Full Year 2017	% Change	Prior Guidance February 15, 2018
Capacity (ASMs in millions)	66,595 - 66,745	62,072	~ 7.5%	66,595 - 66,745
Cost per ASM excluding fuel and special items (cents)(a)	8.45¢ - 8.50¢	8.26¢	~ 2.5%	8.45¢ - 8.50¢
Fuel gallons (000,000)	870	797	~ 9%	870
Economic fuel cost per gallon	(c)	$1.82	(c)	(c)
We continue to expect first quarter 2018 Revenue per Available Seat Mile (RASM) to decline approximately 3.5% to 4.5%.

	Forecast Q1 2018	Q1 2017	% Change	Prior Guidance February 15, 2018
Capacity (ASMs in millions)	15,520 - 15,570	14,394	~ 8%	15,520 - 15,570
Cost per ASM excluding fuel and special items (cents)(a)	8.80¢ - 8.85¢	8.40¢	~ 5%	8.84¢ - 8.89¢
Fuel gallons (000,000)	205	184	~ 11.5%	205
Economic fuel cost per gallon(b)	$2.13	$1.78	~ 19.5%	$2.10

(a)
2017 and 2018 CASMex reflect the impacts of the updated accounting standards, effective for the Company January 1, 2018. Information not impacted by the updated accounting standards (Capacity, Fuel gallons, Economic fuel cost per gallon) has not been restated.

(b)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost - $1.49 ($63 per barrel); refining margin - 47 cents; with the remaining difference due to taxes and other into-plane costs.

(c)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

The preceding 2018 forecast CASMex for both the full year and the first quarter exclude the impact of a tentative agreement reached with our flight attendants in February 2018. This tentative agreement will provide pay increases to our nearly 5,600 flight attendants for Alaska and Virgin America. If the tentative agreement is ratified, our unit costs are expected to increase. We will provide updated cost guidance once the agreement has been ratified.

Nonoperating Expense

We expect that our consolidated nonoperating expense will be approximately $20 million in the first quarter of 2018. This amount excludes unrealized gains or losses on our marketable securities portfolio that, beginning January 1, 2018, are required to be recorded through the income statement. We will exclude these mark-to-market changes from our adjusted earnings. The guidance includes a one-time charge for expected lease return costs of approximately $5 million for aircraft that are currently sub-leased to another carrier.

Cash and Share Count

(in millions)	February 28, 2018	December 31, 2017
Cash and marketable securities	$1,540	$1,621
Common shares outstanding	123.374	123.061

Share Repurchase
Through February 28, 2018, Air Group had repurchased a total of 118,286 shares of its common stock for approximately $8 million.